EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES C CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

CENTRAL FEDERAL CORPORATION

Pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, a series of preferred stock, $0.01 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.    Definitions.

(a)    “Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.

(b)    “Board of Directors” means the board of directors of the Corporation.

(c)    A “business day” means any day other than a Saturday or a Sunday or a day on which banks in Ohio are authorized or required by law, executive order or regulation to close.

(d)    “Certificate” means a certificate representing one (1) or more shares of Series C Preferred Stock.

(e)    “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and in effect from time and time.

(f)    “Common Stock” means the voting common stock of the Corporation, $0.01 par value per share.

(g)    “Corporation” means Central Federal Corporation, a Delaware corporation.

(h)    “Dividends” has the meaning set forth in Section 3.

(i)    “Exchange Agent” means Computershare Trust Company, N.A., solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(j)    “Exchange Cap” has the meaning set forth in Section 5(b).

(k)    “Exchange Cap Allocation Amount” has the meaning set forth in Section 5(b).

(l)    “Exchange Cap Maximum” has the meaning set forth in Section 5(b).

(m)    “Existing Buyer” has the meaning set forth in Section 5(b).

(n)    “Liquidation Distribution” has the meaning set forth in Section 4(b).

(o)    “Mandatory Conversion Date” means, with respect to shares of Series C Preferred Stock of any and all holders thereof, the Non-Voting Common Stock Certificate of Amendment Effective Date.

(p)    “Non-Voting Common Stock” means, if authorized by all necessary action on the part of the Corporation, a class of common equity of the Corporation containing the terms set forth in a certificate of designations reflecting non-voting common stock substantially identical to this Certificate of Designations, mutatis mutandis.

(q)    “Non-Voting Common Stock Certificate of Amendment Effective Date” means the date that the Corporation shall have filed an amendment to the Certificate of Incorporation with the Delaware Secretary of State as required by the Delaware General Corporation Law to authorize a class of Non-Voting Common Stock containing the terms set forth in a certificate of designations reflecting non-voting common stock substantially identical to this Certificate of Designations, mutatis mutandis, in an amount of shares sufficient to permit the full conversion of the Series C Preferred Stock into shares of Non-Voting Common Stock.

(r)    “Permissible Transfer” means a transfer by the holder of Series C Preferred Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Series C Preferred Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Series C Preferred Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Series C Preferred Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

(s)    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(t)    “Principal Market” means the NASDAQ Capital Market.

(u)    “Series C Preferred Stock” has the meaning set forth in Section 2.

(v)    “SPA” has the meaning set forth in Section 5(b).

(w)    “Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2.    Designation; Number of Shares. The series of shares of Preferred Stock hereby authorized shall be designated the “Series C Convertible Perpetual Preferred Stock”. The number of authorized shares of the Series C Preferred Stock shall be 12,337 shares. The Series C Preferred Stock shall have a par value of $0.01 per share. Each share of Series C Preferred Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Series C Preferred Stock is identical in all respects to every other share of Series C Preferred Stock.

3.    Dividends. The Series C Preferred Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined). Accordingly, the holders of record of Series C Preferred Stock will be entitled to receive as, when, and if declared by the Board of

Directors, Dividends in the same per share amount as paid on the number of shares of Common Stock with respect to the number of shares of Common Stock into which the shares of Series C Preferred Stock would be converted, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Series C Preferred Stock in an amount per share of Series C Preferred Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Series C Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series C Preferred Stock. Dividends that are payable on Series C Preferred Stock will be payable to the holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series C Preferred Stock will have no right to receive any Dividends.

4.    Liquidation.

(a)    Rank. The Series C Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Series C Preferred Stock or the Common Stock, and (ii) pari passu with the Common Stock pro rata on an as-converted basis. Not in limitation of anything contained herein, and for purposes of clarity, the Series C Preferred Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b)    Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Preferred Stock will be entitled to receive, for each share of Series C Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Series C Preferred Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Series C Preferred Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series C Preferred Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series C Preferred Stock at such time, without regard to any limitations on conversion of the Series C Preferred Stock). All Liquidation Distributions to the holders of the Series C Preferred Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.    Conversion.

(a) General.

(i)     Unless the shares of Series C Preferred Stock shall have previously been converted into shares of Non-Voting Common Stock pursuant to Section 5(a)(iii), a holder of Series C

Preferred Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series C Preferred Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine percent (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series C Preferred Stock), provided further that the right to convert under this Section 5(a)(i) shall not be available to a transferee of shares of Series C Preferred Stock with respect to a transfer other than a Permissible Transfer. In any such conversion, each share of Series C Preferred Stock will convert initially into 100 shares of Common Stock, subject to adjustment as provided in Section 6 below.

(ii)     Unless the shares of Series C Preferred Stock shall have previously been converted into shares of Non-Voting Common Stock pursuant to Section 5(a)(iii), each share of Series C Preferred Stock will automatically convert into 100 shares of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6, below, on the date a holder of Series C Preferred Stock transfers any shares of Series C Preferred Stock to a non-Affiliate of the holder in a Permissible Transfer.

(iii)     Effective as of the close of business on the Mandatory Conversion Date, each share of Series C Preferred Stock will automatically convert into 100 shares of Non-Voting Common Stock, without any further action on the part of any holder.

(iv)     To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Series C Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Series C Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Series C Preferred Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Series C Preferred Stock that were not converted to Common Stock or Non-Voting Common Stock.

(v)     Upon occurrence of the Mandatory Conversion Date, the Corporation shall promptly provide notice of such event and the resulting conversion of the Series C Preferred Stock to each registered holder of the Series C Preferred Stock. Such notice shall provide instructions for the surrender to the Corporation of certificates for shares of Series C Preferred Stock held of record by such holders for issuance of certificates representing shares of Non-Voting Common Stock into which the Series C Preferred Stock have been converted pursuant to Section 5(a)(iii).

(vi)     All shares of Common Stock or Non-Voting Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b)    Principal Market Regulation. Notwithstanding anything herein to the contrary, the Company shall not issue any shares of Common Stock upon the conversion of the Series C Preferred Stock if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock (x) pursuant to the Securities Purchase Agreement, dated as of October 25, 2019, by and among the Company and the purchasers party thereto (the “SPA”) and (y) following the Non-Voting Common Stock Certificate of Amendment Effective Date, upon conversion of the Non-Voting Common Stock) would exceed 19.9% of the total outstanding shares of Common Stock of the Company, or more than 19.9% of the total voting power of the Company’s securities, in each case immediately preceding the issuance of the shares of Common Stock and Series C Preferred Stock pursuant to the SPA (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holder of the Series C Preferred Stock or Non-Voting Common Stock (as the case may be). Until such approval or such written opinion is obtained, (i) the holders of the Series C Preferred Stock and Non-Voting Common Stock (collectively, the “Exiting Buyers” and each, individually, an “Existing Buyer”) shall not be issued in the aggregate, upon conversion of any Series C Preferred Stock or Non-Voting Common Stock, or otherwise pursuant to the terms of the SPA or the Certificate of Incorporation, shares of Common Stock in an amount greater than the difference between the Exchange Cap minus the aggregate number of shares of Common Stock issued pursuant to the SPA (the “Exchange Cap Maximum”) and (ii) no Existing Buyer shall be permitted to convert Series C Preferred Stock or Non-Voting Common Stock with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap Maximum (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issued to all Purchasers that purchased Preferred Stock pursuant to this Agreement on the Closing Date plus (2) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Preferred Stock and/or Non-Voting Common Stock. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series C Preferred Stock or Non-Voting Common Stock, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series C Preferred Stock or Non-Voting Common Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion in full of such Existing Buyer’s Series C Preferred Stock or Non-Voting Common Stock, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series C Preferred Stock or Non-Voting Common Stock shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series C Preferred Stock or Non-Voting Common Stock on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

(c)     Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock and, when authorized, Non-Voting Common Stock solely for the purpose of effecting the conversion of the Series C Preferred Stock such number of shares of Common Stock or Non-Voting Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of shares of authorized but unissued Common Stock or Non-Voting Common Stock (when authorized) will not be sufficient to effect the conversion of all then outstanding Series C Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock or Non-Voting Common Stock to such number of shares as will be sufficient for such purpose.

(d)    No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

(e)    Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(f)    Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series C Preferred Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series C Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series C Preferred Stock in accordance with the requirements of such exchange at such time.

6.    Adjustments.

(a)    Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)    Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Series C Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Series C Preferred Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock) immediately before that transaction.

(c)    Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

7.    Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series C Preferred Stock will thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Series C Preferred Stock).

8.    Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Series C Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series C Preferred Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Series C Preferred Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Series C Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

9.    Voting Rights. The holders of Series C Preferred Stock will not have any voting rights, except as may otherwise from time to time be required by law. If the holders of Series C Preferred Stock shall be entitled by law to vote as a single class with the holders of outstanding shares of Common Stock, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (by vote or written consent), each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible pursuant to Section 5.

10.    Protective Provisions. So long as any shares of Series C Preferred Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series C Preferred Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series C Preferred Stock so as to affect them adversely, (b) increase or decrease the authorized number of shares of Series C Preferred Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Series C Preferred Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Series C Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11.    Notices. All notices required or permitted to be given by the Corporation with respect to the Series C Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series C Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series C Preferred Stock, or of any other matter required to be presented for the approval of the holders of the Series C Preferred Stock.

12.    Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13.    Term. The Series C Preferred Stock shall have perpetual term unless converted in accordance with Section 5.

14.    No Preemptive Rights. The holders of Series C Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Series C Preferred Stock.

15.    Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16.    Other Rights. The shares of Series C Preferred Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

17.    General Provisions. In addition to the above provisions with respect to the Series C Preferred Stock, such Series C Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation’s Certificate of Incorporation with respect to preferred stock generally.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer this 29th day of October, 2019.

CENTRAL FEDERAL CORPORATION

By:	/s/ Timothy T. O’Dell
Name:	Timothy T. O’Dell
Title:	Chief Executive Officer and President